EXHIBIT 10.1 - JOINT VENTURE AGREEMENT BETWEEN REGISTRANT AND GLOBAL RENAISSANCE

ENTERTAINMENT GROUP, DATED OCTOBER 19, 2009

JOINT VENTURE AGREEMENT

This agreement is entered into this 19th day of October, 2009 by and among Global Renaissance Entertainment Group, Inc., a legal entity in formation by Arthur Wylie (“Wylie”), with its principal business address at 1248 Crabapple Road, Suite 202373, Alpharetta, GA 30004 (hereinafter “Renaissance”), Global Entertainment Holdings, Inc. a publicly traded company on the OTC (Symbol: GBHL) with offices at Raleigh Studios, 650 N. Bronson Ave., Suite B-116, Los Angeles, CA 90004 (“GBHL”) and Dale Godboldo, President of Urban Street Lit Films, whose address is 13149 Hartsook Street, Sherman Oaks, CA 91423 (“Godboldo”) with respect to a joint venture between Renaissance and Global to develop a film fund and to develop, finance and produce both mainstream and urban content motion pictures:

RECITALS:

A.
Renaissance is a company in formation that will be owned and/or controlled by Wylie, who also owns and/or controls or has exclusive access to the rights to a series of books authored by Omar Tyree (the “Tyree Brand”), which are in various stages of development as motion picture projects and upon which, together with other urban content and mainstream projects to which Renaissance also has access, Wylie wishes to collaborate with GBHL.

B.
Wylie is a highly successful individual who, in addition to having a network of high net worth contacts, is among other things a regular speaker at success and motivational seminar programs either produced by Wylie’s companies or as a guest speaker.

C.
GBHL is a holding company controlling a group of companies engaged in various areas of film development, finance, production and sales representation, and which presently has access to a form of credit enhanced financing (the “Structured Financing”) which it wishes to deploy generally and specifically in collaboration with Renaissance and Wylie, both as a source of the Tyree Brand, and as a source of enticing investor prospects to finance a film fund that will, in turn, provide funding for the Tyree Brand as well as other motion picture projects.

D.
Predicated on the foregoing, the parties wish to undertake this joint venture to pursue these and other mutual goals and utilize their respective expertise and resources to further the objectives of the venture as set forth herein.

Now, therefore, in consideration of the foregoing recitals, the mutual covenants and conditions contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Principal purpose of the Venture: The purpose of the joint venture (“Venture”) is multi- fold and the purpose as well as the principal and joint roles of the parties as set forth herein are not necessarily limited to those listed:

a)
To establish an entity that will serve as a film funding vehicle, tentatively called Global Renaissance Funding (“GR Funding”), that will be jointly owned by GBHL and Renaissance, or their designees, for the primary purpose of funding the production of motion pictures;

b)
The completion of the formation of Renaissance by Wylie to serve as one of the production entities for mainstream content for motion picture projects “Sponsored” (as defined herein below) by Wylie. GBHL will use one of its established subsidiaries as a production entity for motion picture projects which it has “Sponsored.”

c)	Renaissance will be owned initially ninety percent (90%) by Wylie, or his legal entity designee, five percent (5%) by GBHL, and five percent (5%) by Dale Godboldo, or his legal entity designee;

d)
Renaissance will form a subsidiary, tentatively to be called Global Renaissance Metropolitan, a Nevada LLC (“GR Metropolitan”) for the production of urban themed projects to be jointly undertaken by the parties and which will be owned 80% by Renaissance and 20% by Urban Street Lit Films, LLC., a company owned or controlled by Godboldo (“USLF”).

e)	For purposes of this Agreement, a “Sponsoring Party” is defined as either GBHL alone, or Renaissance alone, or both GBHL and Renaissance acting together.

2.  Principal Roles of the Parties (inclusive):

a)	GBHL:

1)
Provide credibility and track record having been in one form or another in business since 1996, with its key principals engaged in the motion picture business since 1983 and having produced, together with its affiliates, over 15 feature-length films “on time” and “on budget;

2)	Provide contacts and relationships with talent agents, distributors and film studios;

3)	Provide Proprietary contacts and relationships with talent agents, distributors and film studios;

4)	Provide Proprietary Financial Model (i.e. Structured Financing) for financing film projects with reduced risk;

5)	Provide Investment Enhancement: To assist in raising capital for GR Funding, GBHL will provide a stock incentive in a public company, as outlined below.

6)
Provide Corporate Guarantee For Debt Financing up to $75,000, to assist the Parties in raising initial capital for the joint venture and to assist in obtaining gap financing where necessary. To this extent, GBHL will provide a corporate guarantee in the form of a general obligation promissory note, which is either convertible into GBHL common stock, or with warrants attached for the purchase of GBHL common stock.

7)	Provide a foreign or domestic distribution /sales company that will handle selected motion picture projects for a 5% sales agency commission payable to a GBHL subsidiary.

b)	Renaissance:

1)
Raise initial $20M for GR Funding from known clients/contacts with or without employing Structured Financing and other incentives and to be used for funding the production of motion picture projects selected by GR Funding;

2)	Provide marketing expertise and public forums to attract additional capital and institutional support;

3)	Provide access to “urban” genre projects, including films based on Omar Tyree literary works;

4)
Increase current slate of motion picture projects with higher budgeted mainstream films with packages that are substantially developed or near turn- key with “A-List” Talent attached, directors, distribution, foreign pre- sales, and an experienced production team,

c)	Godboldo:
1)	Provide GR Metropolitan with a right of first refusal on all projects originating with his company, Urban Street Lit Films.

2)	Provide administrative services in the organization of the joint venture.

d)	Jointly:

1)	Establish a “steering committee” with mutually agreed upon guidelines (“Committee”) consisting of an equal number of designated decision makers from each of Renaissance and GBHL (initially two representatives from each Party), to formulate selected criteria and/or guidelines that will govern which motion picture projects shall be financed by GR Funding. The parties shall also designate one or a greater, odd number of mutually agreed upon independent, and seasoned professionals with substantial experience in production, foreign sales and domestic distribution to serve as advisers to assist the Committee in resolving any conflicts in making decisions. Having served as a producer of four or more theatrically released films, and/or with at least ten years in foreign sales and/or in domestic distribution would qualify an individual as an expert in each of the referenced professions.

2)	Accord the Committee equal decision making authority with respect to business decisions such as the designation of a domestic and a foreign distributor (including whether Global Universal Film Group (GUFG), a subsidiary of GBHL, is the appropriate foreign sales agent for any non-GBHL projects);

3)	Business decisions with respect to funding motion picture projects shall be guided by the principal set forth in Section 5(d), below.

4)	Market and promote the Structured Financing concept and otherwise raise capital for GR Funding.

3. Term: The term (“Term”) of the Venture will commence on the date hereof and continue until the earlier of (a) termination by either party to this agreement upon thirty days notice, or (b) the eventual financing of GR Funding and/or the production of a Project utilizing financing procured by GR Funding and approved by the Committee in accordance with the provisions of this Agreement, at which point this Agreement shall not be terminable except by mutual agreement or legal proceedings and shall continue in effect so long as the parties shall retain their respective interests in the entities jointly owned and or controlled by them or in accordance with the agreements entered into between them with respect to each project undertaken by the parties. Except as provided in paragraph 4 below, in the event this Agreement is terminated in good faith by either party prior to the funding of GR Funding and/or the production of a Project undertaken pursuant hereto, neither party shall owe any further obligation whatsoever to the other.

4. Relationship of the Parties: Nothing herein contained shall be deemed to create an employer/employee or agency relationship between the Parties and neither party shall have the power or authority to bind the other to any commitments or obligations whatsoever unless with the other’s express written consent. In that regard neither Party shall be obligated to offer any idea, project or other business matter to the other, it being mutually acknowledged and agreed that all rights under doctrines of “partnership opportunities” or “fiduciary obligations” in connection with such transactions, opportunities, business or other enterprises are hereby expressly waived, and each shall be free to pursue any other business activities whatsoever, whether or not same are in competition to the other except as limited by the non-circumvention provisions of this Agreement. The foregoing to the contrary and notwithstanding, the Parties have previously entered into a non-circumvention agreement, which shall remain in full force and effect and shall take precedence in the case of a conflict of terms.

5. Structure - Ownership/Control/Sharing in Proceeds/Compensation/Start-Up etc.:

a.
GR Funding will be formed by GBHL as a subsidiary and a Nevada Limited Liability Company, which is owned 51% by GBHL and 49% by Renaissance, and/or its designees, but voting control shall be shared equally by the Parties as Members of GR Funding.

i.
In exchange for financing each particular motion picture project (“Project”), GR Funding will acquire by assignment, a 100% interest for accounting purposes in the asset representing the motion picture. Additionally, GR Funding shall receive a fifty percent (50%) equity interest in each single purpose vehicle (“SPV”) created to produce each Project within the territory or state in which such Project is to be produced. Further, GR Funding shall receive a fifty percent (50%) interest in the “Producer’s Profits”, which are derived from the sale of the motion picture’s worldwide rights.

ii.
GR Funding will offer potential investors “Units” of $100,000 (fractional interests at management’s discretion); each Unit with 10,000 shares of GBHL common stock attached. Each Unit will be entitled to a 10% preferential return on their capital, plus an ongoing 20% of the “Producer’s Profits” from all motion picture projects financed by GR Funding. The remaining percentage of the “Producer’s Profits” realized by GR Funding (i.e., 30%) will be shared equally by GBHL and Renaissance, notwithstanding their respective unequal ownership interests in GR Funding.

iii.
From the gross amount of any funding raised for GR Funding, the following fees, in addition to the placement fees specified in Section 5(e), shall be payable: (a) 5% thereof shall be payable to GBHL, in cash, in consideration for the common stock of GBHL issued in connection with each investment Unit; (b) 5% thereof shall be issued to Renaissance and/or Wylie (or their designees), in cash, plus 10,000 shares of GBHL stock for each Unit of investment (proratable for fractional interests if permitted) as consideration for all expenses and fees associated with capital/fund raising efforts on behalf of GR Funding. All such compensation shall be realized in a manner that is in full compliance with all applicable SEC rules and regulations and in compliance with any State Blue Sky laws).

b.
GBHL or its designee shall receive a 5% equity ownership interest in Renaissance in exchange for 110,000 shares of GBHL restricted stock. This transaction shall be evidenced by a separate “share exchange agreement” with appropriate terms and documentation.

c.	Godboldo shall receive a 5% equity ownership interest in Renaissance in exchange for his granting GR Metropolitan a right of first refusal on all projects originating with Urban Street Lit Films.

d.
Project and/or motion picture financing may be structured in part by GR Funding providing a portion of the funds raised to GBHL as part of the plan to implement Structured Financing and attract investors, all such strategies to be subject to the mutual approval of the Parties on a “project by project” basis and subject to applicable SEC rules and regulations and in compliance with State Blue Sky laws.

e.
GR Funding will invest in motion picture projects that are approved by the Committee and sponsored by GBHL and/or Renaissance, with such approval and investment being guided by the agreement of the Parties that overall one-half of the capital or funds raised by GR Funding will be deployed for motion picture projects sponsored by each of the Parties (i.e., 50% of funds will be used for GBHL Sponsored motion picture projects, and the balance of funds used for Renaissance Sponsored projects).

i.
Given that fifty percent (50%) of each Project funded by GR Funding will be acquired by GR Funding initially in the form of a fifty percent (50%) ownership interest in the SPV (see 5.a.i. and ii. above), the “Sponsoring Party” of each Project (as defined hereinabove) will acquire a thirty-five percent (35%) interest in the SPV (out of the remaining 50% of the SPV), and the non –Sponsoring Party will acquire the remaining fifteen percent (15%) interest in the SPV and the corresponding, pro-rata interest in the “Producer’s Profits” upon completion of the Project and provided that all financing from GR Funding has been paid in full. The Parties contemplate that certain Projects will be considered as “jointly sponsored” by the Parties, in which case each would receive a twenty-five percent (25%) interest in the SPV and corresponding, pro-rata interest in the “Producer’s Profits.”

ii.
The Sponsoring Party will submit details of each proposed Project to the Committee of GR Funding, detailing such items as: above the line personnel, proposed locations, financial plan, etc., or any other items required by the Committee.

iii.
The Sponsoring Party will appoint one or more producers for the motion picture, and the non-Sponsoring Party will receive one producer credit and one executive producer credit. Producers from the non-Sponsoring Party will receive compensation on a “favored nations” basis with any one producer appointed by the Sponsoring Party.

iv.
Administration rights with respect to each film “asset” (i.e. copyright) shall be accorded to the Sponsoring Party for that project notwithstanding ownership or voting control of the entity in which the “asset” is held. Where a project is jointly Sponsored by the parties, the parties shall share joint administration of the copyright such that all business decisions with respect to a jointly sponsored project shall be subject to the mutual approval in writing of the parties which approval shall not be unreasonably withheld or delayed. In the event the parties are unable to agree, the matter shall be referred to the advisers referred to in paragraph 2.d.i. above.

f. Subject to the approval of the Committee on a “case by case” basis for Renaissance Sponsored Projects only, GBHL (or its designated subsidiary) will be available to serve as the motion picture’s Sales Agent and will be responsible for negotiating contracts for foreign distribution of the Project in exchange for a sales agency fee of 5% of the motion picture’s sale of rights; provided, however, that GBHL shall have the sole right to act as Sales Agent for all Projects for which it acts as a Sponsor. Where GBHL subcontracts the actual foreign sales function, and/or the domestic distribution with respect to a Renaissance Sponsored Project, Renaissance shall have approval rights over the terms and conditions of such sales agency or distribution agreement, which approval shall not be unreasonably withheld or delayed. Where GBHL itself handles the foreign sales, GBHL shall be entitled to charge a reasonable distribution fee and terms, to be established on a case by case basis by the parties.

g. If $10 Million is raised for GR Funding by Renaissance and/or Wylie within four (4) months, GBHL will issue a Wylie a bonus of three hundred fifty thousand (350,000) additional shares of GBHL common stock. All stock issuances will be restricted under Rule 144 and subject to GBHL’s receipt of a properly executed subscription agreements and other documentation.

h. Each of the Projects undertaken by the Venture shall include appropriate designation by the Parties of individuals to serve in various production capacities as appropriate to each Project and subject to the mutual approval of the Committee of the services to be rendered, credit accorded and compensation to be received by such Parties.

6. Expenses: Except as specifically provided herein, each Party shall bear its own expenses in furtherance of the Venture until such time as investments have been procured by GR Funding and are available to the Venture at which time each of the parties shall be entitled to reimbursement of its actual, reasonable and verifiable out-of-pocket expenses incurred in direct furtherance of the purposes of the Venture unless recoupment thereof is otherwise provided for by the parties.

7. No Rights or Obligations: No rights of any kind or nature to any of the Projects are conveyed by this Agreement per se, and neither party is obligated to actually finance or approve of the financing or production of any Project (except for such payments are specifically provided for herein), all such endeavors contemplated hereunder to be subject to the mutual approval of the Parties in good faith as and when the details of each such endeavor shall have been ascertained and appropriately vetted by the Parties in a written instrument.

8. Non-Circumvention: During the term of this Agreement and for a period of three years following termination, the parties agree that neither of them (the “First Party”) will circumvent the other (the “Second Party”) with respect to the Second Party’s projects, contacts or sources to the exclusion or limitation of the participation of the Second Party as stated in this Agreement, or with regard to the advancement of any other project of the First Party unless with the inclusion of the Second Party on the terms and conditions as contemplated hereunder.

9. Warranties and Indemnifications: GBHL warrants that it will remain fully compliant with all SEC filing requirements to remain a publicly traded entity listed and compliant with OTC listing requirements and will take all necessary steps to return to the Bulletin Board market (or better) as soon as practicable. The Parties each warrant and agree that they have the unencumbered authority to grant the rights they have undertaken to grant and to undertake their respective obligations as set forth in this agreement, and each agrees to indemnify and hold harmless the other from all liabilities and expenses (including reasonable attorneys’ fees) which may result from a breach of the warranties made herein.

10. Assignment: The Parties do not have the right to assign this Agreement or any part hereof except with the express written consent of the other unless to an entity owned or controlled by such Party, in which case such approval shall not be unreasonably withheld or delayed and a copy of any such assignment shall be given to all Parties.

11. Section Headings: The paragraph headings of this Agreement are for convenient reference only. They are not to be used to govern, limit, modify or construe this agreement or any provision thereof or otherwise to be given any legal effect.

12. Entire Agreement: This Agreement contains the full and complete understanding and agreement between the parties with respect to the within subject matter. This Agreement supersedes all other agreements between the Parties hereto, whether written or oral (except for the Non-Circumvention and Mutual Confidentiality Agreement, dated September 10, 2009 between the parties), relating to the subject matter hereof and may not be modified or amended except by written instrument executed by both of the Parties hereto. This Agreement is in all respects subject to the laws of the State of California applicable to agreements executed and wholly performed within the State and the parties hereto expressly consent to the venue and the jurisdiction of the courts of the State of California for the resolution of any disputes arising hereunder.

Wherefore, by the signature and delivery of a signed copy hereof by each of the Parties to the other, this shall serve as the agreement of the parties binding upon them and their respective heirs, successors in interest and permitted assigns.

AGREED & ACCEPTED:

Global Renaissance Entertainment Group, Inc. (a legal entity in formation)

By:   /s/ Arthur Wylie                       DATE: ________
Arthur Wylie
Its: President

Arthur Wylie

/s/ Arthur Wylie                                DATE: ________
Arthur Wylie, Individually

Global Entertainment Holdings, Inc.

By: /s/ Gary Rasmussen                    DATE: ________
Gary Rasmussen
Its: CEO

Godboldo

/s/ Dale Godboldo                              DATE: ________
Dale Godboldo, an Individual